Exhibit 10.47

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (the “Agreement”), dated as of the 2nd day of July, 2012, is entered into by and between Aceto Corporation, a New York corporation (the “Company”), and Charles J. Alaimo (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive currently serves as a key employee of the Company and the Executive’s services and knowledge are valuable to the Company;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to provide enhanced severance protections to its key employees following a Change in Control (as defined below) of the Company; and

WHEREAS, the Board has authorized the Company to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto agree as follows:

1.            TERM.  The term of this Agreement (the “Term”) shall become effective as of the date hereof (the “Effective Date”) and shall terminate one year after the date of any written notification from the Company to the Executive terminating this Agreement; provided, however, that if a Change in Control occurs while this Agreement is still in effect, any written notification to the Executive terminating this Agreement (including any written notification given prior to such Change in Control), shall not be effective until the second anniversary of the Change in Control; and provided, further, that this Agreement shall continue in effect following any Qualifying Termination (as defined below) which occurs prior to the termination of this Agreement with respect to all rights and obligations accruing as a result of such Qualifying Termination.  Notwithstanding the foregoing, this Agreement shall terminate if the Executive ceases to be an employee of the Company and its subsidiaries for any reason prior to a Change in Control which, for these purposes, shall include cessation of such employment as a result of the sale or other disposition of or the liquidation, wind-down or dissolution of, the division, subsidiary or other business unit by which the Executive is employed.

2.            CHANGE IN CONTROL.  No amounts and benefits shall be payable hereunder unless there shall have been a Change in Control of the Company, as set forth below.  For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have occurred:

(a)           any natural person or entity (a “Person”), as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than (i) the Company and/or its wholly owned subsidiaries; (ii) any employee benefit plan of the Company and any trustee or other fiduciary in such capacity holding securities under such plan; (iii) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company; or (iv) any other Person, who, within the one (1) year prior to the event which would otherwise be a Change in Control, was an executive officer of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities, or such lesser percentage of voting power (but not less than 15%) as determined by the Independent Directors of the Company. For purposes hereof, the term “Independent Director” shall be determined under the rules of The NASDAQ Stock Market;

(b)           during any two (2) year period the following persons shall cease for any reason to constitute at least a majority of the Board: (i) directors of the Company in office at the beginning of such period; and (ii) any new director whose election by the Board, or whose nomination for election, was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the two (2) year period or who themselves were nominated by persons described in this clause (ii); provided, however, any new director shall not include a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in subsections (a) or (c) hereof;

(c)           the consummation of a consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or otherwise does not have control over the combined entity or pursuant to which the common stock of the Company (the “Common Stock”) would be converted into cash, securities, and/or other property, other than a merger of the Company in which holders of Common Stock immediately prior to the merger have the same proportionate ownership of voting securities of the surviving corporation immediately after the merger as they had in the Common Stock immediately before;

(d)           any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets or earning power of the Company; or

(e)           the Company’s shareholders or the Board approve(s) the liquidation or dissolution of the Company.

3.            TERMINATION FOLLOWING A CHANGE IN CONTROL.  If, following the occurrence of a Change in Control that occurs during the Term (i) the Executive is terminated by the Company other than for Cause (as defined below) on or before the second anniversary of such Change in Control, or (ii) the Executive terminates his employment for Good Reason (as defined below) on or before the second anniversary of such Change in Control (collectively with (i) above, a “Qualifying Termination”), then subject to Section 5 and Section 6 below:

(a)           the Company will pay to the Executive within ten (10) days of the date of the Qualifying Termination (or on such earlier date as is required by applicable law), (i) any accrued but unpaid base salary amounts payable to the Executive through the date of termination (determined based on the Executive’s annual rate of base salary in effect on the date of the Qualifying Termination or, if higher, the rate in effect immediately prior to the date of the Change in Control (the “Base Salary”)), (ii) any earned but unpaid annual performance award for the prior fiscal year, (iii) any accrued but unused vacation pay through the date of the Qualifying Termination, and (iv) any unreimbursed business expenses incurred by the Executive prior to the date of the Qualifying Termination;

(b)            the Company will pay to the Executive in a cash lump sum on the fifty-fifth (55th) day following the date of the Qualifying Termination an amount equal to one and one-half (1.5) times the sum of (i) Executive’s Base Salary, and (ii) the amount of annual performance award, if any, paid (or payable pursuant to Section 3(a)(ii) above) to the Executive for the fiscal year preceding the Change in Control;

(c)           subject to the Executive’s election of continuation coverage under COBRA, the Company shall permit the Executive (and his dependents) to continue to participate, at the Company’s expense, in the Company’s group health plan for a period of two (2) years after the date of the Qualifying Termination; and

(d)           to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any employee benefit plan, program or policy of the Company through the date of the Qualifying Termination or as a result of the termination of the Executive’s employment, such benefits to be paid or provided in accordance with the terms of the applicable plan, program or policy in effect from time to time.

4.             CERTAIN DEFINED TERMS.  For purposes of this Agreement, the following definitions shall apply:

(a)           “Cause” shall mean and be limited to: (i) the conviction of the Executive for committing an act of fraud, embezzlement, theft or other act constituting a felony, or the guilty or nolo contendere plea of the Executive to such a felony; (ii) fraud, embezzlement, theft or other misappropriation by the Executive of funds or property of the Company or any of its subsidiaries; (iii) material neglect, or refusal by the Executive to discharge, perform or observe the Executive’s job duties and responsibilities, provided the Executive has been given written notice of such neglect or refusal, and has not cured such neglect or refusal within ten (10) business days thereafter; or (iv) a material breach of the Executive’s obligations under this Agreement or any other written agreement with the Company, including (without limitation) any of the covenants set forth in Section 9 of this Agreement.

(b)           “Good Reason” shall mean the occurrence of any of the following events without the Executive’s written consent: (i) the material diminution of the Executive’s duties, responsibilities and authorities, or any other action by the Company which results in a material diminution in such authority, duties or responsibilities (excluding for this purpose an isolated and insubstantial action not taken in bad faith); (ii) the Company reduces the Executive’s Base Salary, in one or a series of reductions, in excess of twenty percent (20%) percent from the Executive’s average Base Salary for the three (3) year period immediately preceding the Change in Control; (iii) the Company requires the Executive to relocate to a location that is more than fifty (50) miles from the Company’s Port Washington, New York headquarters; or (iv) a material breach of the Company’s obligations under this Agreement or any other written agreement with the Executive.  Notwithstanding the foregoing, (1) the Executive is required to provide notice of any such condition to the Company within forty-five (45) days after the Executive becomes aware of a condition that gives the Executive the right to terminate his employment with the Company for Good Reason, and the Company will then have ten (10) business days to cure and/or remedy such condition, prior to the existence of such condition being deemed to be “Good Reason,” and (2) the Executive’s termination for Good Reason must occur within one hundred eighty (180) days after the Executive becomes aware of a condition that gives the Executive the right to terminate his employment with the Company for Good Reason.

5.            GOLDEN PARACHUTE LIMITATION.  Notwithstanding anything herein to the contrary, to the extent any amount paid or to be paid to the Executive pursuant to this Agreement would be treated as an “excess parachute payment,” as that phrase is defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the amount the Executive would otherwise receive under Sections 3(b) and 3(c) of this Agreement (in that order) shall be reduced so that no “excess parachute payment” is made by the Company or received by the Executive.

6.            RELEASE REQUIRED. Any amounts payable pursuant to this Agreement (other than amounts payable pursuant to Section 3(a) or Section 3(d) of this Agreement) shall only be payable if (a) the Executive executes and delivers to the Company (and does not revoke) a general release of claims of the Company and its subsidiaries and affiliates and each of their respective officers, directors, shareholders, partners, managers, agents, employees and other related parties, from any claims and causes of action of any kind, including, but not limited to, claims and causes of actions arising out of the Executive’s employment or termination of employment, in form and substance reasonably acceptable to the Company, and (b) such release becomes irrevocable within fifty-five (55) days following the date of the Qualifying Termination.

7.            FULL SETTLEMENT; NO MITIGATION.  The Company’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be in lieu of and in full settlement of all other severance or similar payments to the Executive under any other severance or employment agreement between the Executive and the Company, any severance plan of the Company and any statutory entitlement (including notice of termination, termination pay and/or severance pay).  The Company’s obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

8.            CLAWBACK PROVISION.  Notwithstanding any other provisions in this Agreement to the contrary, in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, to the extent required by such laws or government regulations, the Company shall recover from the Executive any such incentive-based compensation (if any) paid to the Executive pursuant to this Agreement during the three (3) year period preceding the date on which the Company is required to prepare the accounting restatement, based on the erroneous data, in excess of what would have been paid to the Executive under the accounting restatement.

9.            COVENANTS.  The Executive acknowledges that the Executive’s continued employment with the Company will provide the Executive with access on a continual basis to confidential and proprietary information concerning the Company and its subsidiaries and affiliates (collectively, “Aceto”), which is not readily available to the public and that the Company would not enter into this Agreement but for the covenants (the “Restrictive Covenants”) contained in this Section 9.

(a)           Confidential Information.  “Confidential Information” means any information concerning or referring in any way to the business of Aceto, whether or not disclosed to or acquired by the Executive through or as a consequence of the Executive’s employment with the Company.  For purposes of this Agreement, Confidential Information consists of information proprietary to Aceto which is not generally known to the public and which in the ordinary course of business is maintained by Aceto as confidential.  By way of example and without limitation, Confidential Information consists of computer software, trade secrets, patents, inventions, copyrights, techniques, designs, and other technical information in any way concerning or referring to scientific, technical or mechanical aspects of Aceto’s products, concepts, processes, machines, engineering, research and development.  Confidential Information also includes, without limitation, information in any way concerning or referring to Aceto’s business methods, business plans, forecasts and projections, operations, organizational structure, finances, customers, funding, pricing, costing, marketing, purchasing, merchandising, sales, products, product information, suppliers, customers, employees or their compensation, data processing, software and all other information designated by Aceto as “confidential,” whether or not marked or labeled “confidential”.  Confidential Information shall not include any information or material that is or becomes generally available to the public other than as a result of a wrongful disclosure by (x) the Executive or (y) any other person bound by a duty of confidentiality or similar duty owed to Aceto.

(b)           Duty of Confidentiality.  The Executive will maintain in confidence and will not, directly or indirectly, disclose or use (or allow others working with or related to the Executive to disclose or use), either during or after the Term, any Confidential Information belonging to Aceto, whether in oral, written, electronic or permanent form, except solely to the extent necessary to perform authorized services on behalf of Aceto.  In this regard, the Executive is expressly permitted to release confidential information to governmental agencies or pursuant to any judicial process if counsel to Aceto reasonably determines that it is in the best interest of Aceto or if the Executive on advice of counsel is obligated to disclose such Confidential Information under applicable law; provided that prior to such disclosure the Executive shall inform the Company of the contemplated disclosure and will assist the Company at the Company’s expense in seeking to obtain confidential treatment of such disclosed Confidential Information.  Upon termination of the Executive’s employment, or at the request of Aceto prior to his termination, the Executive shall deliver forthwith to Aceto all original Confidential Information (and all copies thereof) in the Executive’s possession or control belonging to Aceto and all tangible items embodying or containing Confidential Information.

(c)           Documents, Records, Etc.  All documents, records, data, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by Aceto or are produced by the Executive in connection with the Executive’s services will be and remain the sole property of Aceto.  The Executive will return to Aceto all such materials and property promptly upon the termination of the Executive’s employment or sooner if requested by Aceto.

(d)           Assignment of Rights.  The Executive shall make full and prompt disclosure to the Company of any and all designs, intellectual property, software, inventions, discoveries, or improvements (individually and collectively, “Inventions”) made by the Executive as a result or product of his employment relationship with the Company.  The Executive hereby assigns to the Company without additional compensation the entire worldwide right, title and interest in and to such Inventions, and related intellectual property rights and without limitation all copyrights, copyright renewals or reversions, trademarks, trade names, trade dress rights, industrial design, industrial model, inventions, priority rights, patent rights, patent applications, patents, design patents and any other rights or protections in connection therewith or related thereto, for exploitation in any form or medium, of any kind or nature whatsoever, whether now known or hereafter devised.  To the extent that any work created by the Executive during the Term can be a work for hire pursuant to applicable law, the parties deem such work a work for hire and the Company shall be considered the author thereof.  The Executive shall, at the request of the Company, without additional compensation from time to time execute, acknowledge and deliver to the Company such instruments and documents as the Company may require to perfect, transfer and vest in the Company the entire right, title and interest in and to such inventions.  In the event that the Executive does not timely perform such obligations, the Executive hereby makes the Company and its officers his attorney-in-fact and gives them the power of attorney to perform such obligations and to execute such documents on the Executive’s behalf.  The Executive shall cooperate with the Company upon the Company’s request and at the Company’s cost but without additional compensation in the preparation and prosecution of patent, trademark, industrial design and model, and copyright applications worldwide for protection of rights to any Inventions.

(e)           Non-Competition.  In consideration of the enhanced severance protections and other consideration provided to the Executive pursuant to this Agreement, during the Restricted Period (as defined below), the Executive shall not, directly or indirectly, either for himself or any other person, own, manage, control, materially participate in, invest in, loan money to, permit his name to be used by, act as consultant or advisor to, render services for (alone or in association with any person, firm, corporation or other business organization) or otherwise assist in any manner any business which is a competitor of or is in the same or substantially similar line of business as a portion of the Company’s business or of the business of any subsidiary of the Company (collectively, a “Competitor”).  Notwithstanding the forgoing, nothing herein shall prohibit the Executive from being a passive owner of not more than five percent (5%) of the equity securities of a Competitor that is publicly traded, so long as he has no active participation in the business of such Competitor.  For purposes hereof, the term “Restricted Period” means the period commencing with the Effective Date and ending, unless tolled in accordance with this Section 9, on the date which is twelve (12) months after the date of termination (for any reason) of the Executive’s employment with the Company.

(f)           Non-Solicitation.  During the Restricted Period, the Executive shall not, directly or indirectly, (i) induce or attempt to induce or aid others in inducing anyone working at or providing services to the Company or any subsidiary of the Company to cease working at the Company or any such subsidiary, or in any way interfere with the relationship between the Company or any subsidiary of the Company and anyone working at or providing services to the Company or any such subsidiary except in the proper exercise of the Executive’s authority or (ii) in any way interfere with the relationship between the Company or any subsidiary of the Company, on the one hand, and any customer, supplier, licensee or other business relation of the Company or any subsidiary of the Company, on the other hand.

(g)           Scope.  If, at the time of enforcement of this Section 9, a court of competent jurisdiction shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the stated duration, scope, area or other restrictions shall be reduced to the maximum duration, scope, area or other restrictions permitted under such circumstances.

(h)           Tolling of Restricted Period.  The Restricted Period shall be extended for an amount of time equal to the time period during which a court of competent jurisdiction determines that the Executive was in violation of any provision of Section 9(e) or (f) and shall continue (but shall not be extended (other than pursuant to this Section 9(h)) through any action, suit or proceedings arising out of or relating to Section 9(e) or (f)).

(i)           Survival; No Defense.  This Section 9 shall survive any termination or expiration of this Agreement or the Employment Term.  The existence or assertion of any claim of or by the Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in this Section 9.

(j)           Reasonableness; Injunction.  The Executive acknowledges and agrees that (i) the Executive has had an opportunity to seek advice of counsel in connection with this Agreement, (ii) the Restrictive Covenants are reasonable in scope and in all other respects, (iii) any violation of the Restrictive Covenants will result in irreparable injury to the Company, (iv) money damages would be an inadequate remedy at law for the Company in the event of a breach or threatened breach of any of the Restrictive Covenants by the Executive, and (v) specific performance in the form of injunctive relief would be an adequate remedy for the Company.  If the Executive breaches or threatens to breach a Restrictive Covenant, the Company shall be entitled, in addition to all other remedies, to seek an injunction restraining any such breach, without any bond or other security being required and without the necessity of showing actual damages.

10.           WITHHOLDING TAXES.  The Company may withhold from all payments due to the Executive hereunder all taxes which, by applicable federal, state, local or other law or regulation, the Company is required to withhold therefrom.

11.           SCOPE OF AGREEMENT.  Nothing in this Agreement shall be deemed to alter the “at-will” nature of the Executive’s employment or entitle the Executive to continued employment with the Company.

12.           GENERAL PROVISIONS.

(a)           Expenses.  The Company and the Executive shall bear their own costs, fees and expenses in connection with the negotiation, preparation and execution of this Agreement.  If any contest or dispute shall arise under this Agreement involving the termination of the Executive’s employment with the Company (including, without limitation, the Restrictive Covenants) or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof (a “Dispute”) and the Executive prevails on the material issues in such Dispute, the Company shall, upon presentment of appropriate documentation (which submission shall be made within forty-five (45) days after the resolution of such Dispute), promptly pay or reimburse the Executive, for all reasonable legal fees and expenses (including costs of the arbitrators) incurred by the Executive in connection with such Dispute.

(b)           Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein. Each party acknowledges that no representations, inducements, promises or agreements, whether oral or in writing, have been made by any party, or on behalf of any party, which are not embodied herein.  No subsequent agreement, promise or statement not contained in this Agreement shall be valid and binding, unless agreed to in writing and signed by the parties sought to be bound thereby.

(c)           Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, faxed, or sent by nationally recognized overnight courier service (with next business day delivery requested).  Any such notice or communication shall be deemed given and effective, in the case of personal delivery, upon receipt by the other party, in the case of faxed notice, upon transmission of the fax, in the case of a courier service, upon the next business day, after dispatch of the notice or communication.  Any such notice or communication shall be addressed as follows:

If to the Company to:

Aceto Corporation
4 Tri Harbor Court
Port Washington, New York 11050
Telephone: 516.627.6000
Facsimile: 516.478.9814
Attn: General Counsel

With a copy to:

Lowenstein Sandler PC
1251 Avenue of the Americas
New York, New York 10020
Telephone: 212.204.8688
Facsimile: 973.597.2507
Attn: Steven E. Siesser, Esq.

If to the Executive, to him at the offices of the Company with a copy to him at his home address, set forth in the records of the Company.

Any person named above may designate another address or fax number by giving notice in accordance with this Section to the other persons named above.

(d)           Governing Law; Jurisdiction. Any and all actions or controversies arising out of this Agreement shall be construed and enforced in accordance with the internal laws of the State of New York, without regard to any choice of law or conflicting provision or rule (whether of the State of New York or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of New York to be applied.  Any and all actions arising out of this Agreement shall be brought and heard in the state and federal courts located in Nassau County, New York and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any such courts.  THE COMPANY AND THE EXECUTIVE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS AGREEMENT OR ANY AND ALL MATTERS ARISING DIRECTLY OR INDIRECTLY HEREFROM AND REPRESENT THAT THEY HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE OR HAVE CHOSEN VOLUNTARILY NOT TO DO SO SPECIFICALLY WITH RESPECT TO THIS WAIVER.

(e)           Compliance with Code Section 409A.  The intent of the parties is that payments and benefits under this Agreement comply with or are exempt from Section 409A of the Code and this Agreement shall be interpreted and construed in a manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A.  Any terms of this Agreement that are undefined or ambiguous shall be interpreted in a manner that complies with Code Section 409A to the extent necessary to comply with Code Section 409A.  Notwithstanding anything herein to the contrary, (i) if, on the date of termination, the Executive is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Code Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is the first business day of the seventh month following the date of termination (or the earliest date as is permitted under Code Section 409A), and (ii) if any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A. In the event that payments under this Agreement are deferred pursuant to this Section in order to prevent any accelerated tax or additional tax under Code Section 409A, then such payments shall be paid at the time specified under this Section without any interest thereon.  Notwithstanding anything to the contrary herein, to the extent required by Code Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean separation from service.  Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(f)           Unfunded and Unsecured Status.  To the extent that the Executive becomes entitled to receive any payments from the Company hereunder, such right shall be unfunded and unsecured and payable out of the general assets of the Company as and when such amounts are payable hereunder.

(g)           Waiver.  Either party may waive compliance by the other party with any provision of this Agreement.  The failure of a party to insist on strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  No waiver of any provision shall be construed as a waiver of any other provision.  Any waiver must be in writing.

(h)           Separability.  If any one or more of the terms, provisions, covenants and restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid and unenforceable provision in light of the tenor of this Agreement, and, upon so agreeing, shall incorporate such substitute provision in this Agreement.  In addition, if any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the extent compatible with then applicable law.

(i)           Counterparts.  This Agreement may be executed in any number of counterparts and each such duplicate counterpart shall constitute an original, any one of which may be introduced in evidence or used for any other purpose without the production of its duplicate counterpart.  Moreover, notwithstanding that any of the parties did not execute the same counterpart, each counterpart shall be deemed for all purposes to be an original, and all such counterparts shall constitute one and the same instrument, binding on all of the parties hereto.

(j)           Advice of Counsel.  Both parties hereto acknowledge that they have had the advice of counsel before entering into this Agreement, have fully read the Agreement and understand the meaning and import of all the terms hereof.

(k)           Assignment.  The Executive may not assign any of his rights or delegate any of his duties under this Agreement.  This Agreement shall inure to the benefit of the Company and its successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ACETO CORPORATION

By:
Name: Albert L. Eilender
Title: Chairman & CEO

Charles J. Alaimo